Incorporating all alterations to Constitution up to 23 December 2021

Company No.

202143359Z

THE COMPANIES ACT, CHAPTER 50

PRIVATE COMPANY LIMITED BY SHARES

CONSTITUTION

OF

GRANDEL PTE. LTD.

Incorporated on the 15th day of December 2021

Certified True Copy

Director / ~~Secretary~~

Lodged electronically with the Accounting and Corporate Regulatory Authority, Singapore

From: "acra_bizfile@acra.gov.sg" <acra_bizfile@acra.gov.sg>
To: "sue@prudentialcs.com" <sue@prudentialcs.com>
Sent: Thursday, 23 December 2021, 11:24:07 pm SGT
Subject: Notice of Resolution for alteration of constitution is submitted

Dear Sir/Mdm,

NOTICE OF ALTERATION MADE TO CONSTITUTION

Entity Name: GRANDEL PTE. LTD.
UEN: 202143359Z
Transaction Name: Notice of Resolution
Transaction No.: C210902064

This is to confirm that with effect from 23-DEC-21 the Company is incorporated in accordance with the alteration made to the constitution.

Thank you

Regards,
Accounting and Corporate Regulatory Authority (ACRA)

****

Certified True Copy

....
Director / ~~Secretary~~

CERTIFICATE CONFIRMING INCORPORATION OF COMPANY

Company Name : GRANDEL PTE. LTD.

UEN : 202143359Z

This is to confirm that the company was incorporated under the Companies Act, on and from **15/12/2021** and that the company is a **PRIVATE COMPANY LIMITED BY SHARES**.

Certified True Copy

Director / ~~Secretary~~

TAN YONG TAT
ASST REGISTRAR OF COMPANIES & BUSINESS NAMES
ACCOUNTING AND CORPORATE REGULATORY AUTHORITY
SINGAPORE

Dated : 15/12/2021
Receipt Number : ACRA211215188222

Authentication No. : U21995171Z

THE COMPANIES ACT, CHAPTER 50

PRIVATE COMPANY LIMITED BY SHARES

CONSTITUTION

OF

GRANDEL PTE. LTD.
(Incorporated in the Republic of Singapore)

(as adopted by special resolution dated 23 December 2021)

---

1. The name of the Company is "**GRANDEL PTE. LTD.**".

2. The registered office of the Company will be situated in the Republic of Singapore.

3. Subject to the provisions of the Companies Act, Chapter 50 and any other written law and the Constitution of the Company, the Company shall have:

   (1) full capacity to carry on or undertake any business or activity, do any act or enter into any transaction; and

   (2) for the purposes of paragraph (1), full rights, powers and privileges.

4. The liability of the Members is limited.

5. Shares in the capital of the Company may be divided into several classes, and there may be attached thereto respectively any preferential, deferred, or other special rights, privileges, conditions or restrictions as to dividends, capital, voting or otherwise.

PRIVATE COMPANY

6. The Company is a private company and accordingly:-

   (a) The right to transfer the shares of the Company shall be restricted as hereinafter provided.

   (b) The number of Members for the time being of the Company (exclusive of persons who are in the employment of the Company and/or its subsidiaries, and of persons who having been formerly in the employment of the Company and/or its subsidiaries were, while in such employment, and have continued after the determination of such employment to be, Members of the Company) shall not exceed fifty, but where two or more persons, hold one or more shares in the Company jointly, they shall, for the purpose of this paragraph, be treated as a single Member.

INTERPRETATION

7. (1) In this Constitution if not inconsistent with the subject or context, the words standing in the first column of the table next hereinafter contained shall bear the meanings set opposite to them respectively in the second column thereof:-

Words		Meanings
"The Act"	:	The Companies Act, Chapter 50. and any statutory modification or re-enactment thereof for the time being in force.
"Board of Directors"	:	Includes the board of Directors of the Company and includes any person duly appointed and acting for the time being as an Alternate Director.
"Class A Share"	:	An ordinary share in the capital of the Company designated as a Class A Share and having the rights provided under this Constitution.
"Class A Shareholder"	:	Means any person who is a registered holder of Class A Shares from time to time.
"Class B Share"	:	A preference share in the capital of the Company designated as a Class B Share and having the rights provided under this Constitution.
"Class B Shareholder"	:	Means any person who is a registered holder of Class B Shares from time to time.
"Class B Shareholders' Representative"	:	Has the meaning ascribed to it in Regulation 13B(1)(b).
"Company"	:	The abovenamed Company by whatever name from time to time called.
"Directors"	:	The Sole Director or Directors as the case may be for the time being of the Company.
"Distribution"	:	Any distribution in cash by way of dividend (whether out of profits, reserves, or otherwise, including an interim or extraordinary dividend), amortisation of shares or equity interests, reduction of capital, repurchase of shares or payment of liquidation proceeds or profits.
"Dividend"	:	Includes bonus.
"Electronic Communication"	:	Communication transmitted (whether from one person to another, from one device to another, from a person to a device or from a device to a person): (a) by means of a telecommunication system; or (b) by other means but while in an electronic form, such that it can (where particular conditions are met) be received in legible form or be made legible following receipt in non-legible form.
"Electronic Register	:	The electronic Register of Members kept and maintained of Members" by the Registrar for private companies under Section 196A of the Act.
"General Meeting"	:	A General Meeting of the Company.
"LNM"	:	Mr. Lakshmi N Mittal.

"Lien"	:	shall mean any lien, mortgage, pledge, security interest, charge or encumbrance.
"Member"	:	A person who is registered as the holder of shares in the capital of the Company.
"Month"	:	Calendar month.
"Office"	:	The Registered Office of the Company for the time being.
"Registrar"	:	The Registrar of Companies appointed under this Act and includes any Deputy or Assistant Registrar of Companies.
"Secretary"	:	Any person appointed under Section 171 of the Act.
"shares"	:	Shares in the capital of the Company, which include Class A Shares and Class B Shares.
"shareholders"	:	The duly registered holders of shares in the capital of the Company, including Class A Shareholders and Class B Shareholders.
"Sole Director"	:	The only Director of the Company for the time being.
"Sole Member"	:	The only Member of the Company.
"UM"	:	Mrs. Usha Mittal.
"Writing" or "Written"	:	Written, printed, or produced by any substitute for writing or partly one and partly another and shall include (except where otherwise expressly specified in this Constitution or the context otherwise requires, and subject to any limitations, conditions or restrictions contained in the Statutes) any representation or reproduction of words, symbols or other information which may be displayed in a visible form, whether in a physical document or in an electronic communication or form or otherwise howsoever.

(2) In this Constitution:

(a) Words importing the singular number shall include the plural number and vice versa;

(b) Words importing the masculine gender shall include the feminine gender;

(c) Words denoting persons shall include corporations;

(d) Words or expressions contained in this Constitution must be interpreted in accordance with the provisions of the Interpretation Act (Cap. 1), and of the Act in force as at the date at which this Constitution becomes binding on the Company; and

(e) References to the "children and remoter issue" of any person shall only include his legitimate children and remoter issue whether legitimate or legitimated or adopted provided such adoption was completed before the adoptee attained the age of 18 years but shall exclude any illegitimate person and his remoter issue.

(3) In the event of any conflict or inconsistency between: (a) the Regulations of this Constitution relating to Class A Shares, Class A Shareholders, Class B Shares, or Class B Shareholders; and (b) any other Regulation of this Constitution, the former shall prevail to the extent that it does not contravene applicable law.

The headnotes are inserted for convenience only and shall not affect the construction of this Constitution.

SHARE CAPITAL AND VARIATION OF RIGHTS

8. (1) Without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares but subject to the Act, shares in the Company may be issued by the Directors in accordance with the provisions of this Constitution, provided always that:

   (a) The authorised share capital of the Company shall be EUR1,000,010 divided into 1,000 Class A Shares and 1,000,000 Class B Shares.

   (b) Subject to the provisions of Regulation 13B(1)(c), the authorised share capital of the Company may be increased, altered or modified in any way by the approval of at least 75% of the Class A Shareholders present or represented at any meeting of the Class A Shareholders of the Company or by a memorandum in writing signed by all the Class A Shareholders of the Company for the time being as provided for in Regulation 50A(7).

   (2) Shares referred to in paragraph (1) may be issued with preferred, deferred, or other special rights or restrictions, whether in regard to dividend, voting, return of capital, or otherwise, as the Directors, subject to any Ordinary Resolution of the Company, determine in accordance with the provisions of this Constitution.

   (3) Subject to the Act, any preference shares may, with the sanction of an Ordinary Resolution, be issued on the terms that they are, or at the option of the Company are liable, to be redeemed.

9. (1) If at any time the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, subject to Regulation 13B(1)(c), whether or not the Company is being wound up, be varied with —

   (a) the consent in writing of the holders of 75% of the issued shares of that class; or

   (b) the sanction of a Special Resolution passed at a separate General Meeting of the holders of the shares of that class.

   (2) The provisions of this Constitution relating to General Meetings shall *mutatis mutandis* apply with the necessary modifications to every separate General Meeting of the holders of the shares of the class referred to in paragraph (1), except that

   (a) the necessary quorum is at least 2 persons holding or representing by proxy one-third of the issued shares of the class; and

   (b) any holder of shares of the class present in person or by proxy may demand a poll.

   (3) Section 184 of the Act applies with the necessary modifications to every Special Resolution passed at a separate General Meeting of the holders of the shares of the class under paragraph (1).

10. The rights conferred upon the holders of the shares of any class issued with preferred or other rights are, unless otherwise expressly provided by the terms of issue of the shares of that class, treated as being varied by the creation or issue of further shares which ranks equally with the shares of that class.

11. The Company may on any issue of shares pay any brokerage that is permitted by law. (The Company shall be entitled to pay commissions, provided that the commission shall not exceed the rate of 10 per cent of the price at which the shares in respect whereof the same is paid are issued or an amount equal to 10 per cent of that price (as the case may be). Such commission may be satisfied by the payment of cash or the allotment of fully or partly paid shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.)

12. (1) Except as required by law, no person is to be recognised by the Company as holding any share upon any trust.

(2) Except as required by law or by this Constitution, the Company is not bound by or compelled in any way to recognise —

(a) any equitable, contingent, future or partial interest in any share or unit of a share; or

(b) any other rights in respect of any share or unit of share, other than the registered holder's absolute right to the entirety of the share or unit of share.

(3) Paragraph (2) applies even when the Company has notice of any interest or right referred to in paragraph (2)(a) or (b).

13. (1) Every person whose name is entered as a Member in the Electronic Register of Members is entitled without payment to receive a certificate in accordance with the Act.

(2) In respect of a share or shares held jointly by several persons, the Company is not bound to issue more than one certificate, and delivery of a certificate for a share to one of several joint holders is sufficient delivery to all such holders.

(3) If a share certificate be worn out, defaced, lost or destroyed, it may be renewed subject to the requirements of the Act and on payment of such fee not exceeding two dollars ($2.00) and on such terms, if any, as to evidence and indemnity and the payment of out-of-pocket expenses of the Company of investigating evidence, as the Directors think fit and, in the case of defacement or wearing out, on Delivery up of the old certificate.

CLASS A SHARES

13A. The Class A Shares shall confer on the Class A Shareholders, by reason of holding Class A Shares, all voting rights reserved to shareholders (other than with regard to the limited voting rights reserved to Class B Shares as outlined below) including without prejudice to the generality of the foregoing, the right to vote in shareholder meetings called to elect members of the Board of Directors. The Class A Shares shall not confer on the Class A Shareholders any rights to dividends or Distributions of any kind or to the proceeds upon liquidation of the Company nor to any other entitlement whatsoever in relation to the property or assets of the Company, nor shall the Class A Shares confer on the Class A Shareholders the right to vote in a meeting of shareholders convened to consider the approval, or otherwise, of a proposal of the Board of Directors to the payment of a dividend or a Distribution to the Class B Shareholders, which right is reserved exclusively for the Class B Shareholders in accordance with Regulation 13B(1)(a).

CLASS B SHARES

13B. (1) The Class B Shares shall not confer any voting rights on the Class B Shareholders (other than as provided hereafter) but shall confer on the Class B Shareholders by reason of holding Class B Shares, the sole and exclusive right to receive dividends, Distributions and any other distribution of assets or property of the Company and shall also confer the right to receive the proceeds of any reduction of share capital of the Company and/or a liquidation of the Company. The only voting rights that shall attach to Class B Shares shall be:

(a) the right to vote in a meeting of the shareholders convened to consider the

approval, or otherwise, of a proposal of the Board of Directors of the Company to the payment of a dividend or a Distribution to the Class B Shareholders. For the avoidance of doubt, this right shall not attach to the Class A Shares;

(b) the right to elect or remove two "Class B Shareholders' Representatives" (the **"Class B Shareholders' Representatives"**), provided that the removal of either Class B Shareholders' Representatives shall require approval of at least 75% of the Class B Shareholders present or represented at a meeting of the Class B Shareholders of the Company. For the avoidance of doubt, this right shall not attach to the Class A Shares; and

(c) that no amendment to the Constitution of the Company that modifies: (i) the number of Class B Shares or other classes of shares with rights to dividends, Distributions, proceeds upon liquidation, reductions of share capital, of the Company or an entitlement to the property and assets of the Company; (ii) the terms of the Class B Shares or their right to receive dividends, Distributions, proceeds upon liquidation, reductions of share capital, of the Company and all entitlement to the property and assets of the Company; (iii) the provisions of Regulation 13B(1), 13B(2), 46A(ii), 104, 107, 108, 109 hereof; and (iv) the number or powers of the Class B Shareholders' Representatives, may be made without approval of at least 75% of the Class B Shareholders present or represented at a meeting of the Class B Shareholders of the Company (in addition to the approval of at least 75% of the Class A Shareholders present or represented at any meeting of the Class A Shareholders of the Company).

(2) <u>Restrictions on Transfers of Class B Shares</u>

Any transfer (direct or indirect, by way of sale, exchange, contribution, assignment, pledge, gift or other disposition, whether by operation of law or otherwise, and whether voluntarily or involuntarily) of Class B Shares in the Company shall be governed by the following provisions:

Class B Shareholders' Representatives Approval for Transfers of Class B Shares

(a) No Class B Share may be transferred to any person who is not either: (i) already a Class B Shareholder or (ii) LNM, UM, a child or remoter issue of LNM and UM, or a company wholly beneficially owned by such persons or the trustees of a trust of which one or more such persons (or any widow or widower of such persons) are the beneficiaries (a **"Permitted Transferee"**), unless both Class B Shareholders' Representatives approve the transfer to such other person and the provisions described in Regulations 13B(2)(b) to 13B(2)(h), both inclusive, are respected.

Rights of First Refusal ("ROFR") for Transfers of Class B Shares

(b) Subject to the provision of Regulation 13B(2)(a), if any Class B Shareholder wishes to transfer Class B Shares, for good and valuable consideration, to any person, who is not a Permitted Transferee (such Party being referred to herein as a **"Transferor"**), then, subject to having received the approval of both Class B Shareholders' Representatives in accordance with Regulation 13B(2)(a), the Transferor shall give written notice to each other Class B Shareholder and to the Company, of the proposed transfer (a **"ROFR Notice"**).

(c) The ROFR Notice shall specify the number of Class B Shares to be transferred (the **"ROFR Shares"**), the total number of Class B Shares held by the Transferor on the date of the ROFR Notice, a copy of the bona fide offer made by the third party acquirer and the cash price per Class B Share to be received therefore (which shall be expressed in EUR or USD, as the

case may be, and which may not contain a financing condition) (the "**ROFR Price**").

(d) The ROFR Notice shall constitute an offer to transfer all, but not a portion, of the ROFR Shares to the other Class B Shareholders (collectively, the "**Possible Transferees**") at the ROFR Price, payable solely in cash in EUR or USD (as the case may be), and otherwise upon the terms and conditions set forth in the bona fide offer made by the third party acquirer referred to in Regulation 13B(2)(c), upon the following terms and conditions.

(e) The Possible Transferees may exercise their right only by giving written notice (the "**Acceptance Notices**") to the Transferor and to the Company no later than the one hundred eightieth (180th) day following the date the ROFR Notice is given. The Acceptance Notices shall state the number of ROFR Shares with respect to which each Possible Transferee accepts the Transferor's offer to transfer the ROFR Shares at the ROFR Price.

(f) If there are multiple Possible Transferees who have delivered an Acceptance Notice (the "**Accepting Transferees**"), each Accepting Transferee shall be allocated an amount of the ROFR Shares equal to the product of (x) the aggregate number of ROFR Shares to be sold by the Transferor to the Accepting Transferees, and (y) a fraction equal to the number of Class B Shares set forth in such Accepting Transferee's Acceptance Notice divided by the aggregate number of Class B Shares set forth in all the Acceptance Notices delivered by Accepting Transferees.

(g) Closing of the transfer of the ROFR Shares shall take place, unless the Transferor and the Possible Transferees agree in writing to a different date, one hundred and ninety-five (195) days following the date of sending of the ROFR Notice.

(h) If the Possible Transferees do not give a valid and effective Acceptance Notice for all of the ROFR Shares within the time period required under Regulation 13B(2)(e) above, then the Transferor may transfer all the ROFR Shares not acquired by the Possible Transferees to the third party acquirer mentioned in the ROFR Notice and to no other person, within thirty (30) days following the date on which the period for giving a valid Acceptance Notice expired, so long as the price per Class B Share at which the ROFR Shares are transferred is not less than the ROFR Price and the transfer occurs on the terms and conditions set forth in the bona fide offer referred to in Regulation 13B(2)(c).

LIEN

14. (1) The Company has a first and paramount lien on —

(a) every share (that is not a fully paid share) for all money (whether presently payable or not) called or payable at a fixed time in respect of that share; and

(b) all shares (other than fully paid shares) registered in the name of a single person for all money presently payable by the person or the person's estate to the Company.

(2) The Company's lien, if any, on a share extends to all dividends payable on the share.

(3) The Directors may at any time declare any share to be wholly or partly exempt from paragraph (1) or (2), or both.

15. (1) Subject to paragraph (2), the Company may sell, in any manner as the Directors think fit, any shares on which the Company has a lien.

(2) No sale may be made under paragraph (1) unless —

(a) a sum in respect of which the lien exists is presently payable;

(b) a notice in writing, stating and demanding payment of the amount in respect of which the lien exists as is presently payable, has been given by the Company to the registered holder for the time being of the share, or the person entitled to the share by reason of the death or bankruptcy of the registered holder of the share; and

(c) a period of 14 days has expired after the giving of the notice in sub-paragraph (b).

16. (1) To give effect to any sale of shares under Regulation 15, the Directors may authorise any person to transfer the shares sold to the purchaser of the shares.

(2) Subject to Regulations 26, 27 and 28, the Company must lodge a notice of transfer of shares in relation to the shares sold to the purchaser with the Registrar.

(3) The purchaser of any shares referred to in paragraph (1) is not bound to see to the application of the purchase money, and the purchaser's title to the shares is not affected by any irregularity or invalidity in the proceedings with respect to the sale of the shares.

17. (1) The proceeds of any sale of shares under Regulation 15 received by the Company must be applied in payment of any part of the amount in respect of which the lien exists as is presently payable.

(2) Any remaining proceeds from the sale of shares must (subject to any lien for sums not presently payable as existed upon the shares before the sale but which have become presently payable) be paid to the person entitled to the shares at the date of the sale.

CALLS ON SHARES

18. (1) The Directors may from time to time make calls upon the Members in respect of any money unpaid on their shares, other than in accordance with the conditions of the allotment of the shares, if both of the following conditions are met:

(a) no call is payable at less than one month after the date fixed for the payment of the last preceding call; and

(b) at least 14 days' notice specifying the time or times and the place of payment is given by the Company to the Members.

(2) Each Member must pay to the Company at the time or times and place specified in the notice referred to in paragraph (1)(b) the amount called on the Member's shares.

(3) The Directors may revoke or postpone a call.

19. (1) A call is treated as having been made at the time when the Resolution of the Directors authorising the call was passed.

(2) A call may be required to be paid by instalments.

20. The joint holders of a share are jointly and severally liable to pay all calls in respect of the share.

21. (1) If a sum called in respect of a share is not paid before or on the day appointed for payment of the sum, the person from whom the sum is due must pay interest on the sum for the period beginning on the day appointed for payment of the sum to the time of actual payment of the sum at such rate not exceeding 8% per annum as the Directors may determine.

(2) The Directors may waive, wholly or in part, the payment of the interest referred to in paragraph (1).

22. (1) Any sum which, by the terms of issue of a share, becomes payable on allotment or at any fixed date is to be treated as a call duly made and payable on the date on which, by the terms of issue of the share, the sum becomes payable.

(2) In the case of non-payment of any sum referred to in paragraph (1), all the provisions of this Constitution as to payment of interest and expenses and forfeiture apply as if the sum had become payable by virtue of a call duly made and notified.

23. The Directors may, on the issue of shares, differentiate between the holders as to the amount of calls to be paid and the times of payment.

24. (1) The Directors may, if they think fit, receive in advance from any Member (if the Member is willing) all or any part of the money uncalled and unpaid upon any shares held by the Member.

(2) Upon the Company receiving the money referred to in paragraph (1), the Directors may (until the amount would, but for the advance, become payable) pay interest to the Member at such rate not exceeding (unless the Company in General Meeting otherwise directs) 8% per annum as may be agreed upon between the Directors and the Member.

TRANSFER OF SHARES

25. (1) Subject to this Constitution, any Member may transfer all or any of the Member's shares by instrument in writing in any usual or common form or in any other form which the Directors may approve.

(2) The instrument of transfer must be executed by or on behalf of the transferor and the transferor remains the holder of the shares transferred until the name of the transferee is entered in the Electronic Register of Members.

(3) Shares may be freely transferred by a Member or other person entitled to transfer to any existing Member selected by the transferor; but save as aforesaid and save as provided by paragraph (8) hereof, no share shall be transferred to a person who is not a Member so long as any Member or any person selected by the Directors as one whom it is desirable in the interest of the Company to admit to membership is willing to purchase the same at the fair value.

(4) Except where the transfer is made pursuant to paragraph (8) hereof the person proposing to transfer any shares (hereinafter called "the retiring Member") shall give notice in writing (hereinafter described as a "sale notice") to the Company that he desires to sell the same. Such notice shall specify the sum he fixes as the fair value, and shall constitute the Company his agents for the sale of such shares to any Member of the Company or persons selected as aforesaid, at the price so fixed, or at the option of the purchaser, at the fair value to be fixed by the Auditor in accordance with this Constitution. A sale notice may include several shares, and in such case shall operate as if it were a separate notice in respect of each. The sale notice shall not be revocable except with the sanction of the Directors.

(5) If the Company shall within a month after service of a sale notice find a Member willing to purchase any share comprised therein (hereinafter described as a "purchasing Member") and shall give notice thereof to the retiring Member, the retiring Member shall be bound upon payment of the fair value to transfer the share to such purchasing Member, who shall be bound to complete the purchase within twenty-one days from the service of such last mentioned notice. The Directors shall, with a view to finding a purchasing Member, offer any shares comprised in a sale notice to the persons then holding the remaining shares in the Company as nearly as may be in proportion to their holdings of shares in the Company, and shall limit a time within which such offer if not accepted will be deemed to be declined and the Directors shall make such arrangements as regards the finding of a purchasing Member for any shares not accepted by a Member to whom they shall have been so offered as aforesaid within the time so limited as they shall think just and reasonable.

(6) In case any difference arises between the retiring Member and the purchasing Member as to the fair value of a share, the Auditor shall, on the application of either party certify in writing the sum which in his opinion is the fair value, and such sum shall be deemed to be the fair value and in so certifying the Auditor, shall be considered to be acting as an expert and not as an arbitrator; and accordingly Arbitration Act, Chapter 16 shall not apply.

(7) In the event of the retiring Member failing to carry out the sale of any shares which he shall have become bound to transfer as aforesaid, the Directors may authorise some person to execute a transfer of the shares to the purchasing Member and may give a good receipt for the purchase price of such shares, and may register the purchasing Member as holder thereof and issue to him a certificate for the same and thereupon the purchasing Member shall become indefeasibly entitled thereto. The retiring Member shall in such case be bound to deliver up his certificate for the said shares, and on such delivery shall be entitled to receive the said purchase price, without interest, and if such certificate shall comprise any shares which he has not become bound to transfer as aforesaid the Company shall issue to him a balance certificate for such shares.

(8) If the Directors shall not, within the space of a month after service of a sale notice, find a purchasing Member for all or any of the shares comprised therein and give notice in manner aforesaid, or if through no default of the retiring Member, the purchase of any shares in respect of which such last-mentioned notice shall be given shall not be completed within twenty-one days from the service of such notice the retiring Member shall, at any time within six months thereafter, be at liberty to sell and transfer the shares comprised in his sale notice (or such of them as shall not have been sold to a purchasing Member) to any person and at any price.

26. (1) To enable the Company to lodge a notice of transfer of shares with the Registrar under Section 128(1)(a) of the Act, the following items in relation to the transfer of shares must be delivered by the transferor to the registered office of the Company:

(a) the instrument of transfer;

(b) a fee not exceeding $1 as the Directors from time to time may require;

(c) the certificate of the shares to which the instrument of transfer relates;

(d) any other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer.

(2) Upon receipt of the items referred to in paragraph (1), the Company must, subject to Regulation 27, lodge with the Registrar a notice of transfer of shares in accordance with Section 128 of the Act and retain the instrument of transfer referred to in Regulation 25.

27. (1) The Directors may decline to lodge a notice of transfer of shares with the Registrar if —

(a) the shares are not fully paid shares;

(b) the Directors do not approve of the transferee; or

(c) the Company has a lien on the shares,

provided however that the Directors shall not withhold or unduly delay their approval to register any transfer of Class B Shares in circumstances where the provisions of Regulation 13B(2) have been complied with.

(2) If the Directors shall refuse to register a transfer of any share they shall, within one month from the date on which the application for the transfer was made, send to the transferee a notice in writing stating the facts which are considered to justify refusal and send to both the transferor and transferee a notice of refusal as required by the Act. The Directors shall refuse to register any transfer of shares

if registration thereof would cause the number of Members of the Company to exceed the number permitted under this Constitution.

(3) The Directors shall not register a transfer to a person who is known to them to be an infant or a person of unsound mind but the Directors shall not be bound to enquire into the age or soundness of mind of any transferee.

28. The lodging of any notice of transfer of shares with the Registrar for the purpose of updating the electronic register of Members may be suspended at any time and for any period as the Directors may from time to time determine, but not for more than a total of 30 days in any year.

TRANSMISSION OF SHARES

29. (1) Where a sole holder of shares of the Company dies, the Company may recognise only the legal personal representatives of the deceased as having any title to the deceased's interest in the shares.

(2) Where a joint holder of shares of the Company dies, the Company may recognise only the survivor or survivors of the deceased as having any title to the deceased's interest in the shares.

(3) Nothing in paragraph (2) releases the estate of the deceased from any liability in respect of any share which had been jointly held by the deceased with other persons.

30. (1) Any person becoming entitled to a share in consequence of the death or bankruptcy of a Member may, upon such evidence being produced as may from time to time properly be required by the Directors, elect to —

(a) be registered as holder of the share in the Electronic Register of Members; or

(b) nominate another person to be registered as the transferee of the share in the Electronic Register of Members.

(2) Despite paragraph (1), the Directors have the same right to decline or suspend the lodging of a notice of transfer of shares with the Registrar for the purpose of updating the Electronic Register of Members under Regulations 27 and 28 as they would have had in the case of a transfer of the share by the Member referred to in paragraph (1) before the death or bankruptcy of the Member.

31. (1) If a person becoming entitled to a share in consequence of the death or bankruptcy of a Member elects to be registered as holder of the share in the Electronic Register of Members, the person must deliver or send to the Company a notice in writing signed by the person stating that the person elects to be registered in the Electronic Register of Members as the holder of the share.

(2) If a person becoming entitled to a share in consequence of the death or bankruptcy of a Member elects to nominate another person to be registered as the transferee of the share in the Electronic Register of Members, the person must execute a transfer to that other person a transfer of the share.

(3) All the limitations, restrictions, and provisions of this Constitution relating to the right to transfer and the lodging of a notice of transfer by the Company in relation to any transfer of shares are applicable to any notice referred to in paragraph (1) or transfer referred to in paragraph (2), as if the death or bankruptcy of the Member concerned had not occurred and the notice or transfer were a transfer signed by the Member.

32. (1) Where the registered holder of any share dies or becomes bankrupt, the personal representative of the registered holder or the assignee of the registered holder's estate, as the case may be, is, upon the production of such evidence as may from time to time be properly required by the Directors, entitled to the same dividends and other advantages, and to the same rights (whether in relation to meetings of

the Company, or to voting, or otherwise), that the registered holder would have been entitled to if the registered holder had not died or become bankrupt.

(2) Where 2 or more persons are jointly entitled to any share in consequence of the death of the registered holder, they are, for the purposes of this Constitution, treated as joint holders of the share.

FORFEITURE OF SHARES

33. If a Member fails to pay any call or instalment of a call on the day appointed for payment of the call or instalment of the call, the Directors may, as long as any part of the call or instalment remains unpaid, serve a notice on the Member requiring payment of the unpaid part of the call or instalment, together with any interest which may have accrued.

34. The notice under Regulation 33 must —

(a) name a day (not earlier than 14 days after the date of service of the notice) on or before which the payment required by the notice is to be made; and

(b) state that, in the event of non-payment at or before the time appointed, the shares in respect of which the call was made is liable to be forfeited.

35. (1) If the requirements of a notice referred to in Regulation 34 are not complied with, any share in respect of which the notice was given may, at any time after the notice is given but before the payment required by the notice has been made, be forfeited by a resolution of the Directors passed for the purpose of forfeiting the share.

(2) Forfeiture under paragraph (1) includes all dividends declared in respect of the forfeited shares and not paid before the forfeiture.

36. A forfeited share may be sold or otherwise disposed of on any terms and in any manner as the Directors think fit, and, at any time before a sale or disposition, the forfeiture may be cancelled on any terms as the Directors think fit.

37. (1) A person whose shares have been forfeited ceases to be a Member in respect of the forfeited shares.

(2) Despite paragraph (1), the person referred to in that paragraph remains liable to pay to the Company all money which, at the date of forfeiture, was payable by the person to the Company in respect of the shares (together with interest at the rate of 8% per annum beginning on the date of forfeiture on the money for the time being unpaid if the Directors think fit to enforce payment of such interest), but his liability shall cease if and when the Company receives payment in full of all such money in respect of the shares.

38. A statutory declaration in writing that the declarant is a Director or the Secretary of the Company, and that a share in the Company has been forfeited on a date stated in the declaration, is conclusive evidence of the facts stated in the declaration as against all persons claiming to be entitled to the share.

39. (1) The Company may receive the consideration, if any, given for a forfeited share on any sale or disposition of the forfeited share and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of (called in this Regulation 'the Transferee').

(2) Upon the Company executing a transfer of the share in favour of the Transferee, the Company must lodge a notice of transfer of share with the Registrar under Section 128 of the Act for the purpose of updating the Electronic Register of Members to reflect the Transferee as the registered owner of the forfeited share.

(3) The Transferee is not bound to see to the application of the purchase money, if any, and the Transferee's title to the share is not affected by any irregularity or invalidity in the proceedings with respect to the forfeiture, sale, or disposal of the share.

40. The provisions of this Constitution as to forfeiture apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time as if the sum had been payable by virtue of a call duly made and notified.

CONVERSION OF SHARES INTO STOCK

41. The Company may by Ordinary Resolution passed at a General Meeting convert any paid-up shares into stock and reconvert any stock into paid-up shares.

42. (1) Subject to paragraph (2), the holders of stock may transfer the stock or any part of the stock in the same manner, and subject to the same regulations, by which the shares from which the stock arose might, prior to conversion, have been transferred.

(2) The Directors may from time to time fix the minimum amount of stock transferable and restrict or forbid the transfer of fractions of that minimum.

43. (1) Subject to paragraph (2), the holders of stock have, according to the amount of the stock held by the holders, the same rights, privileges and advantages in relation to dividends, voting at meetings of the Company and other matters as if they held the shares from which the stock arose.

(2) No privilege or advantage (except participation in the dividends and profits of the Company and in the assets on winding up) is to be conferred by any aliquot part of stock on the holder of such stock which would not, if existing in shares, have conferred that privilege or advantage on the holder of such stock.

44. Provisions of this Constitution applicable to paid-up shares apply to stock, and references to "share" and "shareholder" in this Constitution are to be read as if they were references to "stock" and "stockholder", respectively.

ALTERATION OF CAPITAL

45. The Company may from time to time by Ordinary Resolution do any of the following:

(a) consolidate and divide all or any of its share capital;

(b) subdivide its shares or any of them such that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share is the same as it was in the case of the share from which the reduced share is derived;

(c) cancel the number of shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person or which have been forfeited, and diminish the amount of its share capital by the number of the shares so cancelled;

(d) increase the shares to such amount as the resolution shall prescribe.

45A. The Company may by special resolution, subject to and in accordance with the Act, convert one class of shares into another class of shares.

46. Subject to the provisions of the Act and Regulations 13B(1) and 46A, the shares shall be under the control of Directors who may issue, allot, place under option or otherwise dispose of the same to such persons on such terms and conditions (subject to the provisions of the Act) and at such times as the Directors think fit and with full power to give to any person the right to call for the allotment of any shares for such time and for such consideration as the Directors may seem fit.

46A. Any Class A Shares may only be issued to existing holders of Class A Shares of the Company pro rata to their existing holdings and (ii) any Class B Shares may only be issued to existing holders of Class B Shares of the Company pro rata to their existing holdings.

47. The Company may, by Special Resolution and with any consent required by law, reduce its share capital in any manner.

48. The Company shall have power, subject to the provisions of Sections 76B, 76C, 76D, 76DA, 76E, 76F, 76G, 76H, 76I and 76J and other applicable provisions of the Act, to purchase/buy back any of its shares or other securities as may be permitted by law, on such terms and conditions and in such manner as may be prescribed from time to time in respect of such purchase/buy-back.

GENERAL MEETINGS

49. (1) An Annual General Meeting of the Company must be held in accordance with the provisions of the Act.

(2) All General Meetings other than the Annual General Meetings shall be called Extraordinary General Meetings.

50. (1) An Extraordinary General Meeting may be requisitioned by –

(a) any Director, whenever the Director thinks fit; or

(b) any requisitionist as provided for by the Act.

(2) Upon a requisition being made under paragraph (1), an Extraordinary General Meeting must be convened.

50A. **Meetings of Class A Shareholders**

(1) Subject to the Act, an annual meeting of the Class A Shareholders shall be held once in every calendar year at such time and place as the Directors shall appoint. In default of any meetings of the Class A Shareholders being held during the period specified, any such meetings may be convened to be held at any time during the next succeeding month and may be convened by any two Class A Shareholders (or in the case of the Company having a single Class A Shareholder that one Class A Shareholder) in the same manner as nearly as possible as that in which any meetings of the Class A Shareholders of the Company are to be convened by the Directors.

(2) The Directors may, whenever they think fit, convene an Extraordinary General Meeting of the Class A Shareholders and such meetings shall also be convened by such requisitionists as provided by Section 176 the Act. If at any time there are not sufficient Directors available capable of acting to form a quorum, any Director or any two Class A Shareholders (or in the case of the Company having a single Class A Shareholder that one Class A Shareholder) of the Company may convene an Extraordinary General Meeting of the Class A Shareholders in the same manner as nearly as possible as that in which meetings may be convened by the Directors.

(3) Regulation 51 shall apply in respect of notices of meetings of Class A Shareholders, by substituting the words "General Meeting" with "meeting of Class A Shareholders".

(4) Subject to the provisions of Regulation 50A(5), no business shall be transacted at any meeting of the Class A Shareholders unless a quorum of two Class A Shareholders are present at the time when the Class A Shareholder meeting proceeds to business; save as herein otherwise provided, two Class A Shareholders, present in the Class A Shareholder meeting, either in person or by proxy (or in the case of the Company having a single Class A Shareholder that one Class A Shareholder) shall be a quorum.

(5) In circumstances where a meeting of the Class A Shareholders properly convened (the "**First A Meeting**") cannot proceed to business because it is inquorate, a second meeting (the "**Second A Meeting**") of the Class A Shareholders shall be reconvened in accordance with the provisions of Regulation 50A(2) to be held within fourteen days of the date of the First A Meeting and at the Second A Meeting one Class A Shareholder only, present either in person or by proxy, shall

be a quorum and shall enable the Second A Meeting to proceed to business.

(6) At any meeting of the Class A Shareholders a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is (before or on the declaration of the result of a show of hands) demanded by one Class A Shareholder present in person or by proxy and entitled to vote. Unless a poll is so demanded, a declaration by the Chairman that a resolution has on a show of hands been carried or carried unanimously or by a particular majority or not carried by a particular majority, an entry to that effect in the minute book of the Company shall be conclusive evidence of the fact without proof of the number or proportion of votes recorded in favour of or against such resolution.

(7) A resolution in writing signed by all the Class A Shareholders of the Company for the time being shall be as effective for all purposes as a resolution of the Company passed by the Class A Shareholders at a meeting of the Class A Shareholders duly convened and constituted, and may consist of several instruments in like form each executed by one or more of the Class A Shareholders.

50B. **Meetings of Class B Shareholders**

(1) Any Class B Shareholder may whenever he thinks fit convene a meeting of the Class B Shareholders for the purpose of only considering any of the matters specifically set out in Regulation 13B(1).

(2) Regulation 51 shall apply in respect of notices of meetings of Class B Shareholders by substituting the words "General Meeting" with "meeting of Class B Shareholders".

(3) Subject to the provisions of Regulation 50B(4), no business shall be transacted at any meeting of the Class B Shareholders unless a quorum of two Class B Shareholders are present at the time when the Class B Shareholder meeting proceeds to business; save as herein otherwise provided, two Class B Shareholders, present in the Class B Shareholder meeting, either in person or by proxy (or in the case of the Company having a single Class B Shareholder that one Class B Shareholder) shall be a quorum PROVIDED ALWAYS that the Class B Shareholders shall be capable only to make decisions, exercise discretion and pass resolutions which are binding on the Company and on the Class A Shareholders in relation to those matters which are specifically set out in Regulation 13B(1) hereof.

(4) In circumstances where a meeting of the Class B Shareholders properly convened (the "**First B Meeting**") cannot proceed to business because it is inquorate, a second meeting (the "**Second B Meeting**") of the Class B Shareholders shall be reconvened in accordance with the provisions of Regulation 50B(1) to be held within fourteen days of the date of the First B Meeting and at the Second B Meeting one Class B Shareholder only, present either in person or by proxy, shall be a quorum and shall enable the Second B Meeting to proceed to business.

(5) At any meeting of the Class B Shareholders a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is (before or on the declaration of the result of a show of hands) demanded by one Class B Shareholder present in person or by proxy and entitled to vote. Unless a poll is so demanded, a declaration by the Chairman that a resolution has on a show of hands been carried or carried unanimously or by a particular majority or not carried by a particular majority, an entry to that effect in the minute book of the Company shall be conclusive evidence of the fact without proof of the number or proportion of votes recorded in favour of or against such resolution PROVIDED ALWAYS that the Class B Shareholders shall be capable only to make decisions, exercise discretion and pass resolutions which are binding on the Company and on the Class A Shareholders in relation to those matters which are specifically set out in Regulation 13B(1) hereof.

(6) A resolution in writing signed by all the Class B Shareholders of the Company for the time being shall be as effective for all purposes as a resolution passed by the Class B Shareholders at a meeting of the Class B Shareholders duly convened and constituted, and may consist of several instruments in like form each executed

by one or more of the Class B Shareholders PROVIDED ALWAYS that the Class B Shareholders shall be capable only to make decisions, exercise discretion and pass resolutions which are binding on the Company and on the Class A Shareholders in relation to those matters which are specifically set out in Regulation 13B(1) hereof.

51. (1) Subject to the provisions of the Act relating to Special Resolutions and shorter notices, at least 14 days' notice (exclusive of the day on which the notice is served or treated to be served, but inclusive of the day for which notice is given) of any General Meeting must be given to persons entitled to receive notices of General Meetings from the Company.

(2) A notice of a General Meeting must specify the following:

(a) the place at which the General Meeting is held;

(b) the date and time of the General Meeting; and

(c) in case of special business to be transacted at the General Meeting, the general nature of that business.

52. (1) All business that is transacted at an Extraordinary General Meeting is special business.

(2) All business that is transacted at an Annual General Meeting is special business, except –

(a) the declaration of a dividend;

(b) the consideration of the financial statements, the reports of the Auditors and the statements of the Directors;

(c) the election of Directors in the place of retiring Directors;

(d) the fixing of the emoluments of the Directors; and

(e) the appointment and fixing of the remuneration of the Auditors.

53. (1) Subject to the Act:

(a) a special resolution may be passed by written means if the resolution indicates that it is a special resolution and if it has been formally agreed to on any date by one or more Members who on that date represent at least 75% of the total voting rights of all Members who on that date would have the right to vote on that resolution at a General Meeting of the Company; and

(b) an ordinary resolution is passed by written means if the resolution does not indicate that it is a special resolution and if it has been formally agreed to on any date by one or more Members who on that date represent a majority of the total voting rights of all Members who on that date would have the right to vote on that resolution at a General Meeting of the Company.

Unless otherwise specified by the Directors, a resolution proposed to be passed by written means lapses if it is not passed before the end of the period of 28 days beginning with the date on which the written resolution is circulated to the Members. A special or ordinary resolution passed by written means may consist of several documents in like form, each signed by one or more Members who have the right to vote on that resolution at a General Meeting of the Company, and the requisite number of Members shall not be required to formally agree to the resolution on a single day. The expression "signed" include approval by any such Member by electronic mail, telefax, telex, cable, telegram or any form of electronic communication approved by the Directors for such purpose from time to time incorporating, if the Directors deem necessary, the use of security and/or identification procedures and devices approved by the Directors.

(2) Subject to Section 184A of the Act and unless otherwise specified from time to time by the Directors, the formal agreement of a Member to an ordinary or special resolution proposed to be passed by written means in accordance with Regulation 53(1), may be given by a proxy appointed by the Member if:

(a) together with the text of the resolution sent by the Directors to the Member, there appears with reasonable prominence a statement, whether in the same or a separate document, that the Member is entitled to appoint a proxy to formally agree to the resolution by written means in his stead and that the proxy need not be a Member;

(b) a proxy form is made available to the Member which includes the text of the resolution or otherwise makes clear the resolution that is being agreed to, and enables the Member to indicate that in the Member's stead:

(i) the proxy may indicate his agreement to the resolution to be passed on the Member's behalf, in which case the proxy shall give to the Company a document to such effect in legible form or a permitted alternative form; and/or

(ii) the agreement of the proxy to the resolution to be passed by written means on behalf of the Member, may be indicated by the proxy's signature (the authenticity of which the Company is entitled to not verify, even when having notice to the contrary); and/or

(iii) otherwise, the agreement of the proxy to the resolution to be passed by written means on behalf of the Member, may be indicated in such other manner permitted under the proxy form and agreed to thereon by the Member; and

(c) save as provided under this Regulation 53(2), the provisions of this Constitution relating to proxies shall with such adaptations as are necessary apply.

For purposes of Section 184A(5)(b) of the Act, the sending by the Directors to a Member of the text of a resolution proposed to be passed by written means, shall and shall be deemed to constitute the sending of the same to the proxy or proxies (if any) appointed by the Member. A proxy appointed by a Member under this Regulation 53(2) for purposes of a resolution proposed to be passed by written means, shall not have the right to attend and vote at a General Meeting convened under Section 184D of the Act for the passing of the resolution, unless such right is expressly provided in the instrument of proxy and agreed to by the Member.

(3) A resolution to dispense with the holding of the Annual General Meeting of the Company or a resolution for which special resolution is required under the Act shall not be passed by written means.

PROCEEDINGS AT GENERAL MEETINGS

54. (1) No business is to be transacted at any General Meeting unless a quorum of Members is present at the time when the meeting proceeds to business, and continues to be present until the conclusion of the meeting.

(2) Except as otherwise provided in this Constitution, 2 Members present in person form a quorum.

(3) In this Regulation, "Member" includes a person attending as a proxy or as representing a corporation or a limited liability partnership which is a Member.

(4) One person attending both as a Member and as a proxy or corporate representative shall not constitute a quorum.

(5) If the Company shall have only one Member, the provisions herein contained for General Meetings shall not apply. The sole Member may pass a resolution by recording it and signing the record.

54A. For proceedings at a meeting of Class A Shareholders or a meeting of Class B Shareholders, the provisions of Regulation 50A or 50B shall apply respectively.

55. If within half an hour after the time appointed for a General Meeting a quorum is not present, the meeting –

(a) in the case where the meeting is convened upon the requisition of Members, is dissolved; or

(b) in any other case, is adjourned to the same day in the next week at the same time and place, or to another day and at another time and place as the Directors may determine;

(c) if at such adjourned meeting a quorum is not present, those Members who are present, shall be deemed a quorum, and may transact the business for which the meeting was called.

56. The Chairman of a General Meeting is –

(a) where the Board of Directors has appointed a Chairman amongst the Directors, the Chairman; or

(b) where –

(i) the Chairman of the Board of Directors is unwilling to act as the Chairman of the General Meeting;

(ii) the Chairman is not present within 15 minutes after the time appointed for the holding of the General Meeting; or

(iii) the Board of Directors has not appointed a chairman amongst the Directors,

the Member elected by the Members present for the purpose of being the Chairman of the General Meeting.

57. (1) The chairman may, with the consent of a General Meeting at which a quorum is present, and must if so directed by a General Meeting, adjourn the General Meeting from time to time and from place to place.

(2) No business is to be transacted at any adjourned meeting other than the business left unfinished at the General Meeting from which the adjournment took place (called in this Regulation the original General Meeting).

(3) There is no need to give any notice of an adjourned meeting or of the business to be transacted at an adjourned meeting unless the adjourned meeting is to be held more than 30 days after the date of the original General Meeting.

58. (1) At any General Meeting, a resolution put to the vote of the meeting must be decided on a show of hands unless a poll is (before or on the declaration of the result of the show of hands) demanded –

(a) by the chairman;

(b) by at least 2 Members present in person or by proxy;

(c) by any Member or Members present in person or by proxy and representing not less than 5% of the total voting rights of all the Members having the right to vote at the meeting; or

(d) by a Member or Members holding shares in the Company conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than 5% of the total sum paid up on all the shares conferring that right.

(2) Unless a poll is demanded, a declaration by the Chairman that a resolution has on a show of hands been carried or carried unanimously, or by a particular majority,

or lost, and an entry to that effect in the book containing the minutes of the proceedings of the Company is conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against the resolution.

(3) The demand for a poll may be withdrawn.

59. (1) Subject to paragraph (2), if a poll is demanded it must be taken in such manner and either at once or after an interval or adjournment or otherwise as the chairman directs.

(2) A poll demanded on the election of a chairman or on a question of adjournment must be taken immediately.

(3) The result of the poll is a resolution of the meeting at which the poll was demanded.

60. In the case of an equality of votes, whether on a show of hands or on a poll, the Chairman of the meeting at which the show of hands takes place or at which the poll is demanded is entitled to a second or casting vote.

VOTES OF MEMBERS

61. (1) Subject to any rights or restrictions for the time being attached to any class or classes of shares, at meetings of Members or classes of Members, each Member entitled to vote may vote in person or by proxy or by attorney.

(2) On a show of hands every Member or representative of a Member who is present in person has one vote.

(3) On a poll every Member present in person or by proxy or by attorney or other duly authorised representative has one vote for each share the Member holds.

61A. For votes at a meeting of Class A Shareholders or a meeting of Class B Shareholders, the provisions of Regulation 50A or 50B shall apply respectively

62. (1) In the case of joint holders, the vote of the senior who tenders a vote, whether in person or by proxy, is accepted to the exclusion of the votes of the other joint holders.

(2) For the purposes of paragraph (1), seniority is to be determined by the order in which the names stand in the Electronic Register of Members.

63. A Member who is mentally disordered or whose person or estate is liable to be dealt with in any way under the law relating to mental capacity may vote, whether on a show of hands or on a poll, by a person who properly has the management of the estate of the Member, and any such person may vote by proxy or attorney.

64. No Member is entitled to vote at any General Meeting unless all calls or other sums presently payable by the Member in respect of shares in the Company have been paid.

65. (1) No objection may be raised as to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is given or tendered.

(2) Any objection made in due time must be referred to the Chairman of the meeting, whose decision is final and conclusive.

(3) Every vote not disallowed at the meeting is valid for all purposes.

66. (1) The instrument appointing a proxy must be in writing, in the common or usual form or in any other form which the Directors may approve and:

(a) in the case of an individual Member:

(i) signed by the appointor or his attorney if the instrument of proxy is delivered personally or sent by post; or

(ii) authorised by that individual through such method and in such manner as may be approved by the Directors, if the instrument is submitted by electronic communication; and

(b) in the case of a Member which is a corporation or a limited liability partnership:

(i) either given under its common seal (or by the signatures of authorised persons in the manner set out under the Act or the Limited Liability Partnerships Act as an alternative to sealing) or signed on its behalf by an attorney or a duly authorised officer or partner of the corporation or limited liability partnership if the instrument of proxy is delivered personally or sent by post; or

(ii) authorised by that corporation or limited liability partnership through such method and in such manner as may be approved by the Directors, if the instrument is submitted by electronic communication.

The Directors may, for the purposes of this Regulation, designate procedures for authenticating any such instrument, and any such instrument not so authenticated by use of such procedures shall be deemed not to have been received by the Company.

(2) A proxy may but need not be a Member of the Company.

(3) The instrument appointing a proxy is treated as conferring authority to demand or join in demanding a poll.

67. Where an opportunity of voting for or against a resolution is to be conferred on Members, the instrument appointing a proxy may be in the following form or such other form as the Board of Directors may approve:

"**GRANDEL PTE. LTD.**
(Incorporated in Singapore)

I/We,[name(s)]of [address(es)], being a Member/Members* of the abovenamed company, hereby appoint [name] of [address], or failing him, [name] of [address], as my/our* proxy to vote for me/us* on my/our* behalf at the [Annual, Extraordinary or adjourned, as the case may be] General Meeting of the Company, to be held on [date], and at any adjournment of the meeting.

Signed on [date].

This form is to be used * in favour of / against* the resolution.

* Delete whichever is not desired. [Unless otherwise instructed, the proxy may vote as he thinks fit] "

68. (1) An instrument appointing a proxy or the power of attorney or other authority, if any, under which the instrument appointing the proxy is signed, or a notarially certified copy of that power of attorney or authority:

(a) if sent personally or by post, must be left at the Office or at such other place in Singapore as is specified in the notice convening the meeting by the time specified in paragraph (2) for the purpose of appointing a proxy; or

(b) if submitted by electronic communication, must be received through such means as may be specified for that purpose in or by way of note to or in any document accompanying the notice convening the meeting.

(2) For the purposes of paragraph (1), the time is:

(a) in the case of a poll, not less than 24 hours before the time appointed for the taking of the poll; or

(b) in any other case, not less than 72 hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote.

(3) An instrument of proxy is not valid if paragraph (1) is not complied with.

69. (1) Subject to paragraph (2), a vote given in accordance with the terms of an instrument of proxy or attorney is valid despite —

(a) the previous death or mental disorder of the principal;

(b) the revocation of the instrument or of the authority under which the instrument was executed; or

(c) the transfer of the share in respect of which the instrument is given.

(2) Paragraph (1) does not apply if an intimation in writing of such death, mental disorder, revocation, or transfer has been received by the Company at its Office before the commencement of the meeting or adjourned meeting at which the instrument is used.

DIRECTORS

70. (1) The Company shall have at least one Director ordinarily resident in Singapore. The Board of Directors of the Company shall consist of up to five (5) Directors, all of which shall be elected by the Class A Shareholders, subject to the provisions of Regulation 70(2).

(2) In case there are two or more Class A Shareholders, each Class A Shareholder owning at least 20% of the Class A Shares shall be entitled to appoint 20% of the members of the Board of Directors as long as such shareholder continues to hold at least 20% of the Class A Shares.

(3) At the first Annual General Meeting of the Company, all the Directors must retire from office.

(4) At every Annual General Meeting subsequent to the first Annual General Meeting of the Company, one-third of the Directors for the time being, or, if their number is not three or a multiple of three, then the number nearest one-third, must retire from office. If the Company shall have only one Director, the sole Director shall not be subject to retirement.

71. A retiring Director is eligible for re-election.

72. The Directors to retire in every year must be those who have been longest in office since their last election, but, as between persons who became Directors on the same day, those to retire must (unless they otherwise agree among themselves) be determined by lot.

73. (1) The Company at the meeting at which a Director retires may fill the vacated office by electing a person to fill the vacated office.

(2) If the Company does not fill the vacated office, the retiring Director is, if he or she offers himself or herself for re-election and is not disqualified under the Act from holding office as a Director, treated as re-elected, unless —

(a) at that meeting it is expressly resolved not to fill the vacated office; or

(b) a resolution for the re-election of that Director is put to that meeting and lost.

74. The Company may from time to time by Ordinary Resolution passed at a meeting of the Class A Shareholders increase or reduce the number of Directors (provided that the number of Directors shall not be more than five (5)).

75. (1) The Directors shall have power to, at any time and from time to time, appoint any person (except for any person who is a Class B Shareholders' Representative) to be a Director, either to fill a casual vacancy or as an addition to the existing Directors, but the total number of Directors shall not at any time exceed the number fixed in accordance with this Constitution.

(2) Any Director appointed under paragraph (1) holds office only until the next Annual General Meeting, and is then eligible for re-election.

(3) Any Director appointed under paragraph (1) must not be taken into account in determining the Directors who are to retire by rotation at the next Annual General Meeting.

76. (1) The Company may by Ordinary Resolution of the Class A Shareholders for which special notice has been given, or by special resolution of the Class A Shareholders, remove any Director from office, notwithstanding any provisions of these presents or of any agreement between the Company and such Director, but without prejudice to any claim he may make for damages for breach of such agreement. The Company may, by ordinary resolution of the Class A Shareholders, appoint another person (except for any person who is a Class B Shareholders' Representative) to be a Director in the place of a Director so removed from office. In default of such appointment the vacancy so arising may be filled by the Directors as a casual vacancy. For the avoidance of doubt, the provisions of this Regulation shall not bind or affect the Class B Shareholders' Representatives, who in any event, may only be removed in their capacity as Class B Shareholders' Representatives by the Class B Shareholders.

(2) The person appointed in place of the removed Director is subject to retirement at the same time as if the person had become a Director on the day on which the Director in whose place the person is appointed was last elected a Director.

77. (1) The remuneration of the Directors is, from time to time, to be determined by the Company in General Meeting.

(2) The remuneration of the Directors is treated as accruing from day to day.

(3) The Directors may also be paid all travelling, hotel, and other expenses properly incurred by them in attending and returning from meetings of the Directors or any committee of the Directors or General Meetings of the Company or in connection with the business of the Company.

78. The shareholding qualification for Directors may be fixed by the Company in General Meeting.

79. The office of Director becomes vacant if the Director –

(a) ceases to be a Director by virtue of the Act;

(b) becomes bankrupt or makes any arrangement or composition with his or her creditors generally;

(c) becomes prohibited from being a Director by reason of any order made under the Act;

(d) becomes disqualified from being a Director by virtue of his or her disqualification or removal or the revocation of his or her appointment as a Director, as the case may be, under –

(i) Section 148, 149, 149A, 154, 155, 155A or 155C of the Act;

(ii) Section 50 or 54 of the Banking Act (Cap. 19);

(iii) Section 47 of the Finance Companies Act (Cap. 108);

(iv) Section 57 of the Financial Advisers Act (Cap. 110);

(v) Section 31, 31A, 35ZJ or 41(2)(*a*)(ii) of the Insurance Act (Cap. 142);

(vi) Section 30AAI of the Monetary Authority of Singapore Act (Cap. 186);

(vii) Section 12A of the Money-changing and Remittance Businesses Act (Cap. 187);

(viii) Section 22 of the Payment Systems (Oversight) Act (Cap. 222A);

(ix) Section 44, 46Z, 81P, 81ZJ, 97 or 292A of the Securities and Futures Act (Cap. 289); or

(x) Section 14 of the Trust Companies Act (Cap. 336);

(e) being a Director of a Registered Fund Management Company as defined in the Securities and Futures (Licensing and Conduct of Business) Regulations (Cap. 289, Rg 10), he or she has been removed by the Registered Fund Management Company as Director in accordance with those Regulations;

(f) becomes mentally disordered and incapable of managing himself or herself or his or her affairs or a person whose person or estate is liable to be dealt with in any way under the law relating to mental capacity;

(g) subject to Section 145 of the Act, resigns his or her office by writing under his or her hand left at the Office; or

(h) is removed pursuant to Regulation 76(1).

POWERS AND DUTIES OF DIRECTORS

80. The business of a Company shall be managed by or under the direction or supervision of the Directors, who may pay all expenses in the formation and registration of the Company, and may exercise all such powers of the Company as are not by Act or by this Constitution required to be exercised by the Company in general meeting or a meeting of the Class A Shareholders or the Class B Shareholders (subject, nevertheless, to the provisions of this Constitution (including without limitation those provisions setting out the powers of the Class B Shareholders' Representatives) and of the Act), but no regulation made by the Company in general meeting of the Class A Shareholders shall invalidate any prior act of the Directors which would have been valid if such regulation had not been made. The general powers conferred upon the Directors by this Regulation shall not be deemed abridged or restricted by any specific power conferred upon the Directors by any other Regulation.

81. Without limiting the generality of Regulation 80 but subject to Regulation 104(3), the Directors may exercise all the powers of the Company to do all or any of the following for any debt, liability, or obligation of the Company or of any third party:

(a) borrow money;

(b) mortgage or charge its undertaking, property, and uncalled capital, or any part of the undertaking, property and uncalled capital;

(c) issue debentures and other securities whether outright or as security.

82. The Directors may exercise all the powers of the Company in relation to branch registers of debenture holders kept in any place outside Singapore.

83. (1) The Directors may from time to time by power of attorney appoint any corporation, firm, limited liability partnership or person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for the purposes and with the powers, authorities, and discretions (not exceeding those vested in or exercisable by the Directors under this Constitution) and for a period and subject to any conditions as the Directors may think fit.

(2) Any powers of attorney granted under paragraph (1) may contain provisions for the protection and convenience of persons dealing with the attorney as the

Directors think fit and may also authorise the attorney to delegate all or any of the powers, authorities, and discretions vested in the attorney.

84. All cheques, promissory notes, drafts, bills of exchange, and other negotiable instruments, and all receipts for money paid to the Company, must be signed, drawn, accepted, endorsed, or otherwise executed, as the case may be, by any 2 Directors or in such other manner as the Directors from time to time determine.

85. (1) The Directors must cause minutes to be made of all of the following matters:

(a) all appointments of officers to be engaged in the management of the Company's affairs;

(b) names of Directors present at all meetings of the Company and of the Directors;

(c) all proceedings at all meetings of the Company and of the Directors.

(2) The minutes referred to in paragraph (1) must be signed by the chairman of the meeting at which the proceedings were held or by the Chairman of the next succeeding meeting. The signature may be produced by electronic mail, telefax, telex, cable, telegram or other mechanical, electronic and digitalised means.

PROCEEDINGS OF DIRECTORS

86. (1) The Directors may meet together for the despatch of business, adjourn and otherwise regulate their meetings as they think fit.

(2) A Director may at any time summon a meeting of the Directors.

(3) The secretary must, on the requisition of a Director, summon a meeting of the Directors.

(4) For the purpose of this Constitution, the contemporaneous linking together by telephone or other means of audio or audio-visual instantaneous communication of a number of Directors not less than the quorum, whether in or outside of Singapore, shall be deemed to constitute a meeting of Directors ("**Tele-Conference Meeting**") and all the provisions in this Constitution as to meetings of the Directors shall apply to Tele-Conference Meeting so long as the following conditions are met:-

(a) All Directors (including any alternate for any Director) for the time being entitled to receive notice of a meeting of the Directors shall be entitled to receive notice of a Tele-Conference Meeting by telephone or other means of communication and to be linked by telephone or other means for the purpose of such a meeting;

(b) Each of the Directors taking part in a Tele-Conference Meeting must be able to, at all times during the Tele-Conference Meeting hear each of the other Directors taking part in the same; and

(c) At the commencement of a Tele-Conference Meeting, each Director must acknowledge his presence to all the other Directors present in such a meeting.

(5) A Director may not leave the Tele-Conference Meeting by disconnecting his telephone or other means of communication unless he has previously obtained the consent of the Chairman of the Tele-Conference Meeting and a Director shall be conclusively presumed to have been present and to have formed part of the quorum at all times during the Tele-Conference Meeting unless he has previously obtained the consent of the Chairman of the Tele-Conference Meeting to leave such a meeting as aforesaid.

(6) A Tele-Conference Meeting is deemed to be held at the place agreed upon by the Directors attending such a meeting, provided that at least one of the Directors

present at the Tele-Conference Meeting was at that place for the duration of the aforesaid meeting.

(7) A minute of the proceedings at a Tele-Conference Meeting shall be sufficient evidence of such proceedings and of the observance of all necessary formalities if certified as a correct minute by the Chairman of the Tele-Conference Meeting and by any one of the Directors who participated in such a meeting.

87. (1) Subject to this Constitution, questions arising at any meeting of Directors must be decided by a majority of votes and a determination by a majority of Directors is for all purposes treated as a determination of the Directors.

(2) In case of an equality of votes the chairman of the meeting has a second or casting vote.

88. A Director may contract with and be interested in any transaction made with the Company, and shall not be liable to account for any profit made by him by reason of any such transaction, provided that he complies with the requirements of the Act in relation to disclosure of such interest. A Director may hold any other office under the Company (other than that of an auditor) in conjunction with his office of Director.

89. The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be the majority of the Directors in office.

90. (1) Subject to paragraph (2), the Directors may act despite any vacancy in their body.

(2) If and so long as the number of Directors is reduced below the number fixed by this Constitution as the necessary quorum of Directors, the continuing Directors or Director may not act except for the purpose of increasing the number of Directors to that number or for the purpose of summoning a General Meeting of the Company.

91. (1) The Directors may elect a chairman of their meetings and determine the period for which the chairman is to hold office.

(2) If no chairman is elected, or if at any meeting the chairman is not present within 10 minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be chairman of the meeting.

92. (1) The Directors may delegate any of their powers to committees consisting of any Member or Members of their body as the Directors think fit.

(2) Any committee formed under paragraph (1) must in the exercise of the delegated powers conform to any regulation that may be imposed on it by the Directors.

93. (1) A committee may elect a chairman of its meetings.

(2) If no chairman is elected, or if at any meeting the chairman is not present within 10 minutes after the time appointed for holding the meeting, the Members present may choose one of their number to be chairman of the meeting.

94. (1) A committee may meet and adjourn as it thinks proper.

(2) Questions arising at any meeting must be determined by a majority of votes of the Members present, and in the case of an equality of votes the chairman has a second or casting vote.

95. All acts done by any meeting of the Directors or of a committee of Directors or by any person acting as a Director is as valid as if every such person had been duly appointed and was qualified to be a Director, even if it is afterwards discovered that —

(a) there was some defect in the appointment of any Director or person acting as a Director; or

(b) the Directors or person acting as a Director or any of them were disqualified.

96. (1) A resolution in writing, signed by all of the Directors of the Company (or their alternates), who are not prohibited from voting on such resolution pursuant to this Constitution and are entitled to receive notice of a meeting of the Directors, is as valid and effectual as if it had been passed at a meeting of the Directors duly convened, held and constituted.

(2) Any such resolution in writing under paragraph (1) may consist of several documents in like form, each signed by one or more Directors. The expressions "in writing" and "signed" include approval by any such Director by electronic mail, telefax, telex, cable, telegram or any form of electronic communication approved by the Directors for such purpose from time to time incorporating, if the Directors deem necessary, the use of security and/or identification procedures and devices approved by the Directors.

97. Where the Company has only one Director, the Director may pass a resolution by recording it and signing the record.

MANAGING DIRECTORS

98. (1) The Directors may from time to time appoint one or more of their body to the office of managing Director for such period and on such terms as they think fit and, subject to the terms of any agreement entered into in any particular case, may revoke any such appointment.

(2) A Director appointed under paragraph (1) is not, while holding the office of managing Director, subject to retirement by rotation or to be taken into account in determining the rotation of retirement of Directors, but his or her appointment automatically determines if he or she ceases from any cause to be a Director.

99. A managing Director may, subject to the terms of any agreement entered into in any particular case, receive remuneration by one or more of the following ways as the Directors may determine:

(a) salary;

(b) commission;

(c) participation in profits.

100. The Directors may entrust to and confer upon a managing Director any of the powers exercisable by them upon such terms and conditions and with such restrictions as they think fit, and either collaterally with or to the exclusion of their own powers, and may from time to time revoke, withdraw, alter, or vary all or any of those powers.

ALTERNATE DIRECTORS AND SUBSTITUTE DIRECTORS

101. (1) Any Director (called in this Regulation the appointer) may appoint any person (other than a person who is a Class B Shareholders' Representative), whether a Member of the Company or not, to be an alternate or substitute Director in the appointer's place for any period as the appointer thinks fit.

(2) An alternate Director shall be entitled to receive notices of and attend at meetings of the Directors and, to vote as a Director at any such meetings at which the Director appointing him is not present and to exercise all the powers of the appointer in his place. If the appointer is temporarily unable to act through ill health or disability, the signature of the alternate Director to any resolution in writing of the Directors shall be as valid and effectual as the signature of his appointer.

(3) An alternate or substitute Director —

(a) shall not be entitled to receive any remuneration from the Company;

(b) is not required to hold any shares to qualify him or her for appointment; and

(c) must vacate office if the appointer vacates office as a Director or removes the appointee from office.

(4) Any appointment or removal under this Regulation must be effected by notice in writing under the hand of the Director making the appointment or removal.

ASSOCIATE DIRECTORS

102. (1) The Directors may from time to time appoint any person to be an associate Director and may from time to time cancel any such appointment.

(2) The Directors may fix, determine and vary the powers, duties and remuneration of any person appointed as an associate Director.

(3) A person appointed as an associate Director —

(a) is not required to hold any shares to qualify him or her for appointment; and

(b) does not have any right to attend or vote at any meeting of Directors except by the invitation and with the consent of the Directors.

CLASS B SHAREHOLDERS' REPRESENTATIVES

103. (1) The Class B Shareholders' Representatives shall, in all circumstances, only be capable of and entitled to exercise those powers specifically set out in Regulations 13B(2), 104 and 109 hereof. The Class B Shareholders' Representatives shall be entitled to exercise such powers whenever and in whichever manner they deem expedient and any meetings which the Class B Shareholders' Representatives may decide to hold shall always be convened and held independently of any meetings of the Directors.

(2) In order for any meeting of the Class B Shareholders' Representatives to be valid and effective, it shall be necessary for both Class B Shareholders' Representatives to attend the meeting either in person, by proxy or by telephone or video conference.

(3) Any decisions and/or recommendations of the Class B Shareholders' Representatives in connection with any matter specifically set out in Regulations 13B(2), 104 and 109 hereof, shall be communicated to the Directors in writing at any time after any such decisions have been taken and in any event, no later than 14 days after any such decisions have been taken.

(4) A Class B Shareholder Representative shall not be required to hold any Shares in the Company.

(5) The Class B Shareholders' Representatives shall not be, and shall not be deemed to be, Directors of the Company or members of the Board of Directors, and shall only have the powers attributed to them pursuant to Regulations 13B(2), 104 and 109.

(6) Without prejudice to the powers of the Class B Shareholders' Representatives as referred to in Regulation 103(1), the Class B Shareholders' Representatives shall have no authority to manage or represent the Company or participate in meetings of the Board of Directors.

Certain Rights of the B Shareholders' Representatives

104. (1) Where the organisational documents of any entity, the share capital of which is majority owned, directly or indirectly, by the Company, provide for the election of one or more persons with a role substantially similar to that of the Class B Shareholders' Representatives of the Company (including, for the avoidance of doubt, where such persons are also directors of such entity) (each, a "**Sub Class B Representative**" and such entity, a "**Designated Subsidiary**"), then, subject to the provisions of Regulation 107(3), the Class B Shareholders' Representatives

only shall have the exclusive right to (i) nominate the person(s) for consideration by the Board of Directors to be nominated or voted as Sub Class B Representatives (the "**Proposed Sub Class B Representatives**") at the shareholders meeting of the Designated Subsidiary and (ii) to make one or more proposals to the Board of Directors with respect to the vote of the Company at the shareholders meeting of the Designated Subsidiary on any Distribution by the Designated Subsidiary (the "**Proposed Sub Distribution**"). The Class B Shareholders' Representatives shall act unanimously in the case of the proposal of a Proposed Sub Distribution and the nomination of a Proposed Sub Class B Representative; provided that each shall have the right acting individually to nominate one person in the case of the election of more than one Proposed Sub Class B Representative. Provided it is not contrary to the best interests of the Company and subject to the provisions of Regulation 107(3), the Board of Directors shall approve in a timely manner (i) the Proposed Sub Class B Representatives and (ii) the Proposed Sub Distribution, and cause the Company to carry out the corresponding nomination(s) or vote(s) at the shareholders meeting of the Designated Subsidiary. The same rule applies with respect to any proposal to remove and, if deemed appropriate, to replace a Sub Class B Representative.

(2) The approval by the Company in its capacity as a shareholder of a Designated Subsidiary of any amendment to the organisational documents of such Designated Subsidiary (the "**Sub Articles**") that (i) modifies the provisions relating to its dividend policy or any Distribution, (ii) modifies the powers or rights of the Sub Class B Representatives of such Designated Subsidiary, (iii) modifies the dispositions specifically governing the decision to grant any Liens over any interest, share or security held by such Designated Subsidiary in another Designated Subsidiary or in ArcelorMittal in order to secure compliance with the terms of any contract or agreement for the borrowing of money, or (iv) modifies the provisions or rules of the Sub Articles that govern any amendments to the provisions of the Sub Articles referred to in (i) and (iii) specified in this Regulation, shall require, in addition to the approval of the Board of Directors, the agreement and confirmation in writing of all the Class B Shareholders' Representatives.

(3) The Board of Directors shall seek and obtain the agreement and confirmation in writing of all the Class B Shareholders' Representatives before granting any Lien over any interest, share or security held by the Company in a Designated Subsidiary or in ArcelorMittal in order to secure compliance with the terms of any contract or agreement for the borrowing of money.

SECRETARY

105. (1) The secretary must be appointed by the Directors in accordance with the Act for any term, at any remuneration, and upon any conditions as the Directors think fit.

(2) Any secretary appointed under paragraph (1) may be removed by the Directors.

FINANCIAL STATEMENTS

106. (1) The Directors must —

(a) cause proper accounting and other records to be kept;

(b) distribute copies of financial statements and other documents as required by the Act; and

(c) determine whether, to what extent, at what times and places, and under what conditions or regulations the accounting and other records of the Company are open to the inspection of Members who are not Directors.

(2) No Member (who is not a Director) has any right of inspecting any account or book or paper of the Company except as conferred by statute or authorised by the Directors or by the Company in General Meeting.

Dividend Policy

107. (1) The dividend policy of the Company shall be governed by the following Regulations.

(2) At the end of each fiscal year of the Company, the accounts of the Company shall be closed and the Board of Directors (or an accountant appointed by the Company) shall prepare an inventory of assets and liabilities, a balance sheet and a profit and loss account of the Company, each prepared in accordance with the laws of Gibraltar prevailing at the time, in order to determine the 'distributable reserves' (as defined below) the Company has available in respect of the fiscal year in question. Having determined the distributable reserves of the Company and subject to:

(i) the provisions of all applicable laws and regulations;

(ii) this Constitution;

(iii) the satisfaction of the Company's working capital requirements and obligations and Financing Requirements; and

(iv) the availability of cash;

at least 90% (ninety percent) of the distributable reserves shall be distributed to the Class B Shareholders by way of Distribution.

Subject to the provisions of Regulation 109 hereof, the Board of Directors shall be bound to propose to the Class B Shareholders that a Distribution to the Class B Shareholders in such amount be made.

For purposes of this Regulation 107, "**distributable reserves**" shall mean in respect of a fiscal year the sum of:

(A) the net profits for such fiscal year (including any profits on disposals);

(B) the balance carried forward in respect of undistributed profits of previous fiscal years;

(C) an amount corresponding to the net book value of any assets sold by the Company during such fiscal year, plus an amount corresponding to any depreciation or impairment of assets recognised with respect to such fiscal year (to the extent such depreciation or impairment has reduced the net profits for such fiscal year) (the "**SDI Amount**"), and

(D) any undistributed SDI Amount in respect of previous fiscal years.

For purposes of this Regulation 107(2), "**Financing Requirements**" shall mean (x) the financing and expenditure needs and obligations of the Company in connection with direct or indirect investments in ArcelorMittal, a société anonyme incorporated under the laws of Luxembourg, RCS no. 82454 and any successor thereto ("**ArcelorMittal**") and its subsidiaries (including without limitation by way of acquisitions of shares or other securities, exercises of subscription rights, loans or other investments) and (y) other financing and expenditure needs and obligations in an aggregate amount during the term of the Company not to exceed €100 million. For the avoidance of doubt, Financing Requirements shall also include the requirements for any repayment by the Company of any outstanding loans incurred to finance another Financing Requirement of the Company (taking into account the maturity of such loans and opportunities to re-finance such loans) or compliance with the terms thereof. For the further avoidance of doubt, where an amount of distributable reserves shall have been used to finance a financing need pursuant to clause (y) and such amount shall have been reimbursed to the Company, such amount of distributable reserves shall still be counted in determining whether the aggregate limit set forth in clause (y) (i.e., €100 million) has been reached.

For the avoidance of doubt, if no Distribution or a reduced Distribution occurs as a result of the limitations under (i) to (iv) of this Regulation 107(2), and one or more of such limitations disappear at a later date, the corresponding amounts of

distributable reserves that should have been distributed absent such limitations shall be distributed forthwith by the Board of Directors.

The remainder of the net profits, if any, will be allocated to the balance carried forward.

Subject to the provisions of Regulation 109 hereof, the Class B Shareholders (or any of them) shall be bound and obliged to approve, ratify and confirm all and any Distributions to the Class B Shareholders arising under or pursuant to the provisions of this Regulation and the Class B Shareholders (or any of them) shall not be capable of withholding or unduly delaying the approval, confirmation and ratification of any Distribution to the Class B Shareholders arising hereunder.

(3) Where the competent corporate body of a Designated Subsidiary of the Company (as defined below) proposes to its shareholders to pay a dividend or other Distribution in accordance with the organisational documents of such Designated Subsidiary and all applicable laws, the Company shall, in its capacity as shareholder of the Designated Subsidiary, vote in favour of such proposed dividend or Distribution.

Timing of Distributions

108. The Distributions referred to in Regulation 107 above shall occur as soon as is reasonably possible (including by way of interim dividend or extraordinary distribution), with due regard to applicable law and regulations (and, to the extent not inconsistent with the provisions of this Constitution or applicable law and regulation, at least once a year), and the Board of Directors shall act accordingly.

Override

109. Notwithstanding the foregoing, the Board of Directors may, by majority vote and only with the agreement and confirmation in writing of all the Class B Shareholders' Representatives, propose to the Class B Shareholders that a Distribution to the Class B Shareholders in an amount different than that set forth above be made and in such circumstances the Class B Shareholders shall be obliged to approve, confirm and ratify any such dividends or interim dividends to the Class B Shareholders as provided herein and the Class B Shareholders (or any of them) shall not be capable of withholding or unduly delaying the approval, confirmation and ratification of any Distribution to the Class B Shareholders arising under this Regulation.

DIVIDENDS AND RESERVES

110. These Regulations 111 to 118 shall be subject to Regulations 107 to 109.

111. The Company in General Meeting may declare dividends, but any dividend declared must not exceed the amount recommended by the Directors.

112. Subject to the provisions of this Constitution, the Directors may from time to time pay to the Members such interim dividends as appear to the Directors to be justified by the profits of the Company.

113. No dividend is to –

(a) be paid otherwise than out of profits; or

(b) bear interest against the Company.

114. (1) The Directors may, before recommending any dividend –

(a) set aside out of the profits of the Company sums as they think proper as reserves; or

(b) carry forward any profits which they may think prudent not to divide, without placing the profits to reserve.

(2) The reserves set aside under paragraph (1)(a) –

(a) are, at the discretion of the Directors, to be applied for any purpose to which the profits of the Company may be properly applied; and

(b) may, pending any application under sub-paragraph (a) and at the discretion of the Directors, be employed in the business of the Company or be invested in any investments (other than shares in the Company) as the Directors may from time to time think fit.

115. (1) Subject to the rights of persons, if any, entitled to shares with special rights as to dividend, all dividends must be declared and paid by reference to the amounts paid or credited as paid on the shares in respect of which the dividend is paid.

(2) For the purposes of paragraph (1), no amount paid or credited as paid on a share in advance of calls is to be treated for the purposes of this Regulation as paid on the share.

(3) All dividends must be apportioned and paid proportionately to the amounts paid or credited as paid on the shares during any portion or portions of the period in respect of which the dividend is paid.

(4) If any share is issued on terms providing that it ranks for dividend as from a particular date, which share ranks for dividend accordingly.

116. The Directors may deduct from any dividend payable to any Member all sums of money, if any, presently payable by the Member to the Company on account of calls or otherwise in relation to the shares of the Company.

117. (1) Any General Meeting declaring a dividend or bonus may by resolution, direct payment of the dividend or bonus wholly or partly by the distribution of specific assets, including —

(a) paid-up shares of any other Company;

(b) debentures or debenture stock of any other Company; or

(c) any combination of any specific assets,

and the Directors must give effect to the resolution.

(2) Where any difficulty arises with regard to a distribution directed under paragraph (1), the Directors may do all or any of the following:

(a) settle the distribution as they think expedient;

(b) fix the value for distribution of the specific assets or any part of the specific assets;

(c) determine that cash payments be made to any Members on the basis of the value fixed by the Directors, in order to adjust the rights of all parties;

(d) vest any specific assets in trustees as may seem expedient to the Directors.

118. (1) Any dividend, interest, or other money payable in cash in respect of shares may be paid by cheque or warrant sent through the post directed —

(a) in the case of joint holders —

(i) to the registered address of the joint holder who is first named on the electronic register of Members; or

(ii) to a person or to an address as the joint holders may in writing direct; or

(b) in any other case

(i) to the registered address of the holder; or

(ii) to a person or to an address as the holder may in writing direct.

(2) Every cheque or warrant made under paragraph (1) must be made payable to the order of the person to whom it is sent.

(3) Any one of 2 or more joint holders may give effectual receipts for any dividends, bonuses, or other money payable in respect of the shares held by them as joint holders.

CAPITALISATION OF PROFITS

119. These Regulations 120 to 121 shall be subject to Regulations 107 to 109.

120. (1) The Company in General Meeting may, upon the recommendation of the Directors, resolve to capitalise any part of the amount for the time being standing to the credit of any of the Company's reserve accounts or to the credit of the profit and loss account or otherwise available for distribution.

(2) The amount capitalised under paragraph (1) is set free for distribution amongst the Members who would have been entitled to the amount had it been distributed by way of dividend and in the same proportions subject to the following conditions:

(a) the capitalised amount must not be paid in cash; and

(b) the capitalised amount must be applied in or towards either or both of the following:

(i) paying up any amounts for the time being unpaid on any shares held by the Members respectively;

(ii) paying up in full unissued shares or debentures of the Company to be allotted, distributed and credited as fully paid up to and amongst such Members in the same proportions.

121. (1) Whenever a resolution under Regulation 120(1) has been passed, the Directors must —

(a) make all appropriations and applications of the undivided profits resolved to be capitalised by the resolution;

(b) make all allotments and issues of fully-paid shares or debentures, if any; and

(c) do all acts and things required to give effect to the resolution.

(2) The Directors have full power to —

(a) make provision by the issue of fractional certificates or by payment in cash or otherwise as they think fit for the case of shares or debentures becoming distributable in fractions; and

(b) authorise any person to enter on behalf of all the Members entitled to the distribution into an agreement with the Company providing —

(i) for the allotment to the Members respectively, credited as fully paid up, of any further shares or debentures to which they may be entitled upon the capitalisation; or

(ii) for the payment up by the Company on the Member's behalf of the amounts or any part of the amounts remaining unpaid on their existing shares by the application of their respective proportions of the profits resolved to be capitalised,

and any agreement made under such authority is effective and binding on all Members entitled to the distribution.

NOTICES

122. (1) A notice may be given by the Company to any Member either personally or by sending it by post to the Member –

(a) at the Member's registered address; or

(b) if the Member has no registered address in Singapore, to the address, if any, in Singapore supplied by the Member to the Company for the giving of notices to the Member.

(2) Where a notice is sent by post, service of the notice is treated as effected by properly addressing, prepaying, and posting a letter containing the notice.

(3) Where a notice is sent by post, service of the notice is treated as effected

(a) in the case of a notice of a meeting, on the day after the date of its posting; and

(b) in any other case, at the time at which the letter would be delivered in the ordinary course of post.

123. (1) A notice may also be sent or supplied by the Company by electronic means to a Member who has agreed generally or specifically that the notice may be given by electronic means and who has not revoked that agreement.

(2) Where the notice is given by electronic means, service of the notice is treated as effected properly by sending or supplying it to an address specified for the purpose by the Member generally or specifically.

124. A notice may be given by the Company to the joint holders of a share by giving the notice to the joint holder first named in the electronic register of Members in respect of the share.

125. (1) A notice may be given by the Company to the persons entitled to a share in consequence of the death or bankruptcy of a Member by sending it through the post in a prepaid letter addressed to the persons by –

(a) name;

(b) the title of representatives of the deceased, or assignee of the bankrupt; or

(c) any like description.

(2) The notice referred to in paragraph (1) may be given –

(a) at the address, if any, in Singapore supplied for the purpose by the persons claiming to be so entitled; or

(b) if no address in Singapore has been supplied, by giving the notice in any manner in which notice might have been given if the death or bankruptcy had not occurred.

126. (1) Notice of every General Meeting must be given in any manner authorised in Regulations 122 to 125 to –

(a) every Member;

(b) every person entitled to a share in consequence of the death or bankruptcy of a Member who, but for his or her death or bankruptcy, would be entitled to receive notice of the meeting; and

(c) the auditor for the time being of the Company.

(2) No other person is entitled to receive notices of General Meetings.

WINDING UP

127. (1) If the Company is wound up, the liquidator may, with the sanction of a Special Resolution of the Company –

(a) divide amongst the Class B Shareholders in kind the whole or any part of the assets of the Company, whether they consist of property of the same kind or not;

(b) set a value as the liquidator considers fair upon the property referred to in sub-paragraph 1(a);

(c) determine how the division of property is to be carried out as between the Members or different classes of Members; and

(d) vest the whole or any part of the assets of the Company in trustees upon such trusts for the benefit of the Class B Shareholders as the liquidator thinks fit.

(2) No Member is compelled to accept any shares or other securities on which there is any liability.

INDEMNITY

128. Every officer of the Company is to be indemnified out of the assets of the Company against any liability (other than any liability referred to in Section 172B(1)(a) or (b) of the Act) incurred by the officer to a person other than the Company attaching to the officer in connection with any negligence, default, breach of duty or breach of trust.

129. Every auditor is to be indemnified out of the assets of the Company against any liability incurred by the auditor in defending any proceedings, whether civil or criminal, in which judgment is given in the auditor's favour or in which the auditor is acquitted or in connection with any application under the Act in which relief is granted to the auditor by the Court in respect of any negligence, default, breach of duty or breach of trust.

PERSONAL DATA OF MEMBERS

130. (1) A Member who is a natural person is deemed to have consented to the collection, use and disclosure of his personal data (whether such personal data is provided by that Member or is collected through a third party) by the Company (or its agents or service providers) from time to time for any of the following purposes:

(a) implementation and administration of any corporate action by the Company (or its agents or service providers);

(b) internal analysis and/or market research by the Company (or its agents or service providers);

(c) investor relations communications by the Company (or its agents or service providers);

(d) administration by the Company (or its agents or service providers) of that Member's holding of shares in the capital of the Company;

(e) implementation and administration of any service provided by the Company (or its agents or service providers) to its Members to receive notices of General Meetings, annual reports and other shareholder communications and/or for proxy appointment, whether by electronic means or otherwise;

(f) processing, administration and analysis by the Company (or its agents or service providers) of proxies and representatives appointed for any General Meeting (including any adjournment thereof) and the preparation and compilation of the attendance lists, minutes and other documents relating to any General Meeting (including any adjournment thereof);

(g) implementation and administration of, and compliance with, any provision of this Constitution;

(h) compliance with any applicable laws, regulations and/or guidelines; and

(i) purposes which are reasonably related to any of the above purposes.

(2) Any Member who appoints a proxy and/or representative for any General Meeting and/or any adjournment thereof is deemed to have warranted that where such Member discloses the personal data of such proxy and/or representative to the Company (or its agents or service providers), that Member has obtained the prior consent of such proxy and/or representative for the collection, use and disclosure by the Company (or its agents or service providers) of the personal data of such proxy and/or representative for the purposes specified in Regulation 130(1)(f), and is deemed to have agreed to indemnify the Company in respect of any penalties, liabilities, claims, demands, losses and damages as a result of such Member's breach of warranty.

We, the corporation, whose name, address and description are hereunto subscribed, are desirous of being formed into a company in pursuance of this Constitution, and we agree to take the number of shares in the capital of the Company set opposite our name.

FULL NAME, ADDRESS AND DESCRIPTION OF SUBSCRIBER	NUMBER OF SHARES TAKEN BY SUBSCRIBER AT EURO 0.01 PER SHARE IN CASH
Signed by Ms Jaswinder Kaur, holder of NRIC No. S1720766J, pursuant to the Certificate of Authorisation dated 14 December 2021. HSBC TRUSTEE (C.I.) LIMITED AS TRUSTEE OF THE PLATINUM SETTLEMENT HSBC HOUSE, ESPLANADE, ST HELIER, JERSEY, JE1 1GT, CHANNEL ISLANDS REGISTRATION NO. 2535 INCORPORATED IN JERSEY, CHANNEL ISLANDS	100
TOTAL NUMBER OF SHARES TAKEN	100

Dated: 15 December 2021

I, the undersigned, hereby certify that the above-named person appeared before me and signed this Constitution in my presence:

Signature
Name: Ramanujam Jeyapriya
Designation: Authorized Signatory of Registered Filing Agent
NRIC/Passport No: S7136299Z
Address:c/o Prudential Corporate Services Pte Ltd
17 Phillip Street, #05-01
Grand Building, Singapore 048695